FOR:        AMREP Corporation
            300 Alexander Park, Suite 204
            Princeton, New Jersey 08540

CONTACT:    Peter M. Pizza
            Vice President and
            Chief Financial Officer
           (609) 716-8210

          AMREP CORPORATION ANNOUNCES FURTHER STEP IN CONSOLIDATING ITS
                     VARIOUS ULFILLMENT SERVICES BUSINESSES

Princeton, NJ, October 26, 2007 - AMREP Corporation (NYSE:AXR) announced today that it will redistribute the fulfillment services work performed in its Marion, Ohio facility into its three other fulfillment facilities which are located in Illinois, Colorado and Florida. This integration will lead to the permanent closing of the Marion location by September 2008 and will eliminate redundant facility and overhead costs. Approximately 190 positions in Marion will be impacted by the closure which represents approximately 9.2% of the total work force of the fulfillment services business.

In January 2007, AMREP, through its Kable Media Services subsidiary, acquired Palm Coast Data. Both Kable Media and Palm Coast Data are leading U.S. providers of fulfillment services to the magazine publishing industry. In August 2007, AMREP announced a 3.8% reduction in force in its fulfillment services business as a first step in consolidating those operations, which is expected to reduce annual operating costs by approximately $2.7 million. The current integration and capacity rationalization is a further step in the ongoing consolidation that is intended to streamline the combined organization, improve operating efficiency and customer service and reduce operating costs.

Approximately $700 thousand in severance-related costs are projected to be paid in connection with the Ohio facility closure, which will be recorded as positions are eliminated during the eleven month transitional period ending September 2008. Following the completion of this program, the Company anticipates realizing cost savings of approximately $2 million annually, which will bring the total estimated cost savings of the two actions to approximately $4.7 million annually.

AMREP Corporation's AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others.

The statements in this news release regarding the closure of the Marion, Ohio facility, the transfer of work performed there to other Company facilities and the estimated cost savings of this action and a prior action are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the control of AMREP and that could cause actual results to differ materially from such statements, including, without limitation, the Company's ability to efficiently integrate the components of its fulfillment services business, to achieve operating efficiencies and better customer service and to realize cost savings of $4.7 million per year. Further information about these and other relevant risks and uncertainties may be found in the Company's Form 10-K and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as from other sources. Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained therein. AMREP disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                   # # # # #.